Exhibit 5.2

[Winston & Strawn Letterhead]

May 4, 2004

California Steel Industries, Inc.

14000 San Bernardino Avenue

Fontana, California 92335

Re:	Registration Statement on Form S-4

of California Steel Industries, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to California Steel Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s offer to exchange $150,000,000 aggregate principal amount of its 6 1/8% Series B Senior Notes due 2014 which are to be registered under the Securities Act (the “Exchange Notes”) for its original unregistered 6 1/8% Series A Senior Notes due 2014 which were issued and sold in a transaction exempt from registration under the Securities Act (collectively, the “Original Notes”), as more fully described in the Registration Statement. The Exchange Notes will be issued pursuant to the Indenture, dated as of March 22, 2004 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the “Prospectus”) contained in the Registration Statement.

This opinion letter is delivered at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, in the form filed with the Commission; (ii) the Indenture; and (iii) the form of the Exchange Notes. We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In rendering the opinion expressed below, we have, with your consent, assumed the legal capacity of all natural persons, that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine, that all documents submitted to us as originals or duplicate originals are authentic and that all documents submitted to us as copies, whether certified or not, conform to authentic original documents. As to any facts material to the opinion expressed herein which we did not independently establish or verify, we have relied upon written statements and representations of officers and other representatives of the Company and others. Additionally, we have, with your consent, assumed and relied upon the following:

(a)	all parties to the documents reviewed by us are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation, and have full power and authority to execute, deliver and perform under such documents, and all such documents have been duly authorized, executed and delivered by all parties thereto and are valid and legally binding against such parties (other than the Company);

(b)	the Exchange Notes have been, or prior to their issuance will be, duly authorized, executed and delivered by the Company; and

(c)	the Original Notes have been issued, authenticated and delivered in accordance with the terms of the Indenture.

Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Exchange Notes are duly executed and authenticated in accordance with the provisions of the Indenture; and (iii) the Exchange Notes shall have been issued and delivered in exchange for the Original Notes pursuant to the terms set forth in the Prospectus.

The foregoing opinion is qualified to the extent that enforceability may be limited by or subject to: (i) the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, arrangement, moratorium or other similar laws, proceedings or court decisions now or hereafter in effect relating to creditors’ rights generally; (ii) the availability of the remedies of specific performance or injunctive relief; and (iii) the effect of general principles of equity (whether or not such enforceability is considered in a proceeding in equity or at law) including, without limitation, an implied covenant of good faith, fair dealing and conscionability.

The foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance of the Exchange Notes.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/    Winston & Strawn LLP